SUBLICENSE AGREEMENT

This Sublicense Agreement (the “Agreement”) is made as of December 31, 2023, by and between F/m Investments, LLC, (“FMI”) and The RBB Fund, Inc. (the “Company”).

RECITALS

WHEREAS, pursuant to that certain Index License Agreement dated July 30, 2022 (as amended from time to time, the “License Agreement”) between ICE Data Indices, LLC (“ICE) and FMI, FMI obtained a license to use in connection with Index Data (as defined in the License Agreement), including certain securities indexes owned and managed by ICE (including any indexes subject to the License Agreement that ICE and its affiliates compile, calculate, maintain and own rights in and to pursuant to one or more agreements other than the License Agreement) (the “Indexes”), along with associated marks (including any co-branded marks) (the “Marks”); and

WHEREAS, FMI has the right pursuant to the License Agreement to sublicense its rights thereunder to the Company; and

WHEREAS, the Company wishes to use the Indexes and Marks in connection with certain exchange traded funds (each, an “ETF”), each based on an Index, including in connection with the identification and marketing of the ETFs and in connection with making disclosures about the ETFs under applicable laws, rules and regulations; and

WHEREAS, FMI wishes to grant a sublicense to the Company for the use of the Indexes and Marks;

NOW THEREFORE, the parties agree as follows:

1.	Grant of Sublicense. Subject to the terms and conditions of this Agreement, FMI hereby grants to the Company a sublicense to use the Indexes (and associated data, information, and Marks) listed on Exhibit A, as may be amended from time to time, in the manner set forth in, and subject to the terms of, the License Agreement.

2.	Performance of Obligations Under the License. The Company will be responsible for performing all of FMI’s executory obligations under the License Agreement (other than the payment of license fees), as such obligations relate to use of the Indexes and Marks in connection with the formation and operation of the ETFs.

3.	Fees. The Company shall have no obligation to pay any sublicense fees to FMI or ICE under this Agreement.

4.	Termination. This Agreement shall terminate if (a) the License Agreement terminates, or (b) FMI or an affiliate of FMI ceases to exercise investment discretion over the Company in its capacity as manager, investment adviser, trustee, or other comparable capacity. FMI shall notify the Company as soon as reasonably practicable of the occurrence of an event described in (a) above. Upon termination of this Agreement, the Company’s right to use the Indexes and the Marks shall terminate immediately.

5.	Indemnification. The Company shall indemnify and hold harmless FMI, its officers, employees, agents, successors, and assigns against all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) resulting from any claim, action or proceeding (collectively “claims”) that arises out of or relates to (a) the creation, marketing, advertising, selling, and operation of the ETFs or interests therein, (b) any breach by FMI of its covenants, representations, and warranties under the License Agreement caused by the actions or inactions of the Company or the ETFs, or (c) any violation of applicable laws (including, but not limited to, banking, commodities, and securities laws) arising out of the offer, sale, operation, or trading of the ETFs or interests therein, except to the extent such claims result from the negligence, gross negligence or willful misconduct of FMI or an affiliate of FMI. The provisions of this section shall survive termination of this Agreement.

6.	Assignment. The Company will not make, or purport to make, any assignment or other transfer of this Agreement (except to its affiliates). FMI may assign its rights and obligations under this Agreement effective upon the giving of written notice to the Company.

7.	Amendment. Except that FMI and the Company may add one or more additional Indexes and Marks to Exhibit A to this Agreement, no other provision of this Agreement may be waived, altered, or amended except by written agreement of the parties.

8.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

9.	Construction. Headings used in this Agreement are for convenience only, and shall not affect the construction or interpretation of any of its provisions. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions, in whole or in part, shall not affect any other provision. To the extent not preempted by federal law, this Agreement shall be construed and interpreted under the laws of the State of Delaware.

10.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written, with intent to be bound hereby.

F/M INVESTMENTS LLC		THE RBB FUND, INC., solely on behalf of the ETFs

By:	/s/ Kirk Johnson	By:	/s/ James G. Shaw
	Kirk Johnson, General Counsel		James G. Shaw, CFO/COO & Secretary
	Date: January 4, 2024		Date:

EXHIBIT A

Product Name	Product Type	Index Ticker	Index Name
US Treasury 30 Year Bond ETF	Exchange-Traded Fund	GA30	ICE BofA Current 30-Year US Treasury Index
US Treasury 20 Year Bond ETF	Exchange-Traded Fund	GA20	ICE BofA Current 20-Year US Treasury Index
US Treasury 10 Year Note ETF	Exchange-Traded Fund	GA10	ICE BofA Current 10-Year US Treasury Index
US Treasury 7 Year Note ETF	Exchange-Traded Fund	GA07	ICE BofA Current 7-Year US Treasury Index
US Treasury 5 Year Note ETF	Exchange-Traded Fund	GA05	ICE BofA Current 5-Year US Treasury Index
US Treasury 3 Year Note ETF	Exchange-Traded Fund	GA03	ICE BofA Current 3-Year US Treasury Index
US Treasury 2 Year Note ETF	Exchange-Traded Fund	GA02	ICE BofA Current 2-Year US Treasury Index
US Treasury 12 Month Bill ETF	Exchange-Traded Fund	G0O3	ICE BofA US 1-Year Treasury Bill Index
US Treasury 6 Month Bill ETF	Exchange-Traded Fund	G0O2	ICE BofA US 6-Month Treasury Bill Index
US Treasury 3 Month Bill ETF	Exchange-Traded Fund	G0O1	ICE BofA US 3-Month Treasury Bill Index
F/m 15+ Year Investment Grade Corporate Bond ETF	Exchange-Traded Fund	CUTM15PY	ICE 15+ Year US Target Maturity Corporate Index
F/m 30-Year Investment Grade Corporate Bond ETF	Exchange-Traded Fund	CUTM30Y	ICE 30-Year US Target Maturity Corporate Index
F/m 20-Year Investment Grade Corporate Bond ETF	Exchange-Traded Fund	CUTM20Y	ICE 20-Year US Target Maturity Corporate Index
F/m 10-Year Investment Grade Corporate Bond ETF	Exchange-Traded Fund	CUTM10Y	ICE 10-Year US Target Maturity Corporate Index

F/m 7-Year Investment Grade Corporate Bond ETF	Exchange-Traded Fund	CUTM7Y	ICE 7-Year US Target Maturity Corporate Index
F/m 5-Year Investment Grade Corporate Bond ETF	Exchange-Traded Fund	CUTM5Y	ICE 5-Year US Target Maturity Corporate Index
F/m 3-Year Investment Grade Corporate Bond ETF	Exchange-Traded Fund	CUTM3Y	ICE 3-Year US Target Maturity Corporate Index
F/m 2-Year Investment Grade Corporate Bond ETF	Exchange-Traded Fund	CUTM2Y	ICE 2-Year US Target Maturity Corporate Index
F/m 9-18 Month Investment Grade Corporate Bond ETF	Exchange-Traded Fund	CUTM918M	ICE 9-18 Month US Target Maturity Corporate Index
F/m 6-Month Investment Grade Corporate Bond ETF	Exchange-Traded Fund	CUTM39M	ICE 3-9 Month US Target Maturity Corporate Index